Issuer Free Writing Prospectus
February 22, 2011
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Dated February 15, 2011
Registration Statement No. 333-172293

Welcome

84 FINANCIAL has been engaged in residential construction financing for 84 Lumber homebuilders since 1993. Our office staff has over 100 years of combined experience in real estate investment and lending management. We also have a field staff located throughout the country to assist professional homebuilders with their financing needs. In addition to our lending operation, we hope to offer individuals the opportunity to invest with us and earn a great return.

View Preliminary Prospectus
Fixed Rate Notes

Coming Soon!

We have filed a prospectus with the Security and Exchange Commission to offer Fixed Rate Notes and we hope to soon be offering investors the opportunity to earn great return rates for one to four year notes. You may review our preliminary and unapproved prospectus by clicking on View Preliminary Prospectus.

Check back with us for additional details as they are made available.

84 FINANCIAL L.P. is not a bank. The Fixed Rate Notes of 84 FINANCIAL L.P. are not bank deposits and are not insured by the FDIC, SIPC or any other federal or state agency. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about 84 FINANCIAL and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by clicking the link above. No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. Prospective investors should consult their own financial and legal advisors as to the risks associated with an investment in the Fixed Rate Notes and the suitability of the investment in light of their particular circumstances. The Fixed Rate Notes have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state commission passed upon the accuracy or adequacy of the Notes.